Exhibit 23(j)(3)

One Shell Square 701 Poydras Street, Suite 5000 New Orleans, LA 70139 (504) 581-7979 Main (504) 556-4108 Fax	822 Harding Street Post Office Box 52008 Lafayette, LA 70505 (337) 232-7424 Main (337) 267-2399 Fax	First City Tower 1001 Fannin, Suite 1800 Houston, TX 77002 (713) 651-2900 Main (713) 651-2908 Fax

www.Liskow.com

January 7, 2008	Robert S. Angelico	Direct: (504) 556-4112 rsangelico@liskow.com

Seligman Municipal Fund Series, Inc.

100 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

With respect to Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, for Seligman Municipal Fund Series, Inc., on behalf of its Louisiana Municipal Series, we have reviewed the material with respect to Louisiana Taxes in the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

We consent to the filing of this consent as an exhibit to the Registration Statement of Seligman Municipal Fund Series, Inc. and to the reference to us under the heading “Louisiana Taxes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,
/S/ LISKOW & LEWIS

LISKOW & LEWIS

RSA/lhc